Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-208514

LEASE SECURITIZATION

Registration Statement No. 333-196801 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. Free Writing Prospectus

Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 25 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time OVERVIEW LEASE SECURITIZATION

Ford Credit leasing has increased, but as a percentage of the portfolio is still below the industry Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales The number of leases originated increased in 2015, and includes the revitalization of the Lincoln Motor Company brand Used vehicle prices remain strong Business update LEASE SECURITIZATION 331 422 572 704 841 778 942 Source: 2016 Q1 Lease Quarterly Statistical Information Avg. # of Leases Outstanding(000) Source: Manheim Consulting, April 2016 (January 1995 = 100) Number of Leases Originated Manheim Used Vehicle Value Index 203,576 237,335 328,015 363,098 413,625 94,275 109,238 2011 2012 2013 2014 2015 Q1 2015 Q1 2016

PORTFOLIO CREDIT METRICS LEASE SECURITIZATION Source: 2016 Q1 Lease Quarterly Statistical Information Weighted Average FICO® at Origination Average Net Loss/(Gain) on Charged-Off Leases Repossessions as a % of Average Number of Leases Outstanding Net Losses as a % of Average Portfolio Outstanding 0.79% 0.58% 0.62% 0.66% 0.63% 0.65% 0.69% 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 746 744 740 743 741 739 741 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 (0.07)% (0.06)% 0.13% 0.21% 0.23% 0.24% 0.30% 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 $(1,569) $(1,757) $2,787 $4,421 $4,308 $4,086 $5,173 2011 2012 2013 2014 2015 Q1 2015 Q1 2016

Memo: FICO® <650 13% 12% 12% 13% 12% 12% 14% 13% 14% 14% 14% Vehicle Type* as % of Securitization Value SECURITIZATION POOL METRICS LEASE SECURITIZATION Original Term as % of Securitization Value Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions * Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs Weighted Average FICO® Maximum 3-Month Residual Concentration 742 747 749 745 748 746 745 746 742 741 742 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 24% 18% 22% 21% 21% 18% 18% 20% 19% 19% 16% 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 0% 20% 40% 60% 80% 100% 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 24 27 36 39 48 Other 0% 20% 40% 60% 80% 100% 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A Truck SUV CUV Car

Model Concentrations Top 1: 18% Top 3: 51% Top 5: 74% Model Concentrations Top 1: 19% Top 3: 50% Top 5: 71% Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions POOL METRICS – MODEL DIVERSIFICATION LEASE SECURITIZATION Escape 17.9% F - 150 16.2% Explorer 17.5% Fusion 14.0% Edge 8.6% MKZ 4.9% Focus 4.8% MKX 2.6% Flex 1.6% MKC 2.6% Other 9.5% FCALT 2015 - B Escape 18.7% F - 150 12.2% Explorer 17.3% Fusion 14.0% Edge 8.7% MKZ 5.5% Focus 4.8% MKX 3.3% Flex 1.7% MKC 3.4% Other 10.3% FCALT 2016 - A

securitization POOL performance LEASE SECURITIZATION Cumulative Residual Loss / (Gain)** * Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Cumulative Net Credit Losses*** For the pool performance in the periods above (2011 to 2016): Lifetime cumulative return rates typically between 50% and 75% Cumulative residual gains Consistent credit loss performance Commentary Cumulative Return Rate* Loss Gain Period (Months) Period (Months) Period (Months) -7.0% -6.0% -5.0% -4.0% -3.0% -2.0% -1.0% 0.0% 1.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 0% 20% 40% 60% 80% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 0.0% 0.1% 0.2% 0.3% 0.4% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A

Credit enhancements in lease securitization programs include: Subordination of junior notes Overcollateralization Cash reserve Excess spread (used to build to a target overcollateralization) Senior / subordinate, sequential pay structure STRUCTURE Overview LEASE SECURITIZATION Total Initial Class A Enhancement ~24.6% % of Initial Securitization Value Class A Notes ("AAA") 80.1% Class B Notes ("AA") Class C Notes (“Not Rated") 4.5% 4.2% Overcollateralization 11.2% Reserve Account 0.5% Excess Spread (per annum) ~4.2%

For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread SIGNIFICANCE OF SECURITIZATION VALUE LEASE SECURITIZATION Difference of $3,774 Sample Calculation: $20,049 $16,275 Lease Balance Securitization Value Sample Calculation: Lease Securitization Balance Value Payments Remaining 24 24 Base monthly payment 200 $ 200 $ Residual Value 16,000 $ 13,000 $ Discount Rate 2% 5% Present Value 20,049 $ 16,275 $

Break-Even = 100% Return Rate Assumed Break-even ANALYSIS* LEASE SECURITIZATION Return Rate Cumulative Residual Loss / (Gain) A-4 Break-Even = 34.2% A-3 Break-Even = 47.0% A-2 Break-Even = 77.8% Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2016-A Break-Even for FCALT 2016-A Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) Period (Months) Period (Months) -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 0% 20% 40% 60% 80% 100% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A

ORIGINATION AND servicing strategies

Ford credit strategy Ford Credit Maintains A Relentless Focus On Business Fundamentals SERVICE ORIGINATE Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital High customer and dealer satisfaction World-class servicing Collections within portfolio loss expectations Cost efficiency Strong liquidity Diverse sources and channels Cost effective Credit availability through economic cycles FUND

BUY IT RIGHT Originate Origination Strategy Support Ford Motor Company brands Build strong relationships with dealers to maximize dealer satisfaction Segment credit applicants and price for risk Use robust credit evaluation and verification process Ensure efficient use of capital ORIGINATE

Ford Credit’s origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits Ford Credit’s origination process is supported by a proprietary system Analyzes a number of factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit Ford Credit obtains a credit report for the applicant and any co-applicant Ford Credit utilizes its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer Ford Credit communicates credit decisions electronically to dealers ORIGINATION process ORIGINATION STRATEGY

Ford Credit’s proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data, and other information including: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay and financial stability) Ford Credit classifies offerings into various categories that determine which origination scoring model is used, for example, whether the applicant is an individual or business entity, and whether the vehicle is new or used Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP) The origination scoring models build on the predictive power of credit bureau and credit application data ORIGINATION scoring models ORIGINATION STRATEGY

Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Origination scoring model performance review Global Scorecard Cycle Plan Committee review In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit score Modifying the weighting of selected variables Launch dates for origination scoring models: Consumer : December 2013 Commercial : April 2015 Commercial Line of Credit : May 2012 ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE ORIGINATION STRATEGY

Ford Credit has origination policies and procedures to ensure consistent credit decisions Portfolio Level – Purchase quality guidelines establish portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria focused on the customer’s repayment ability, including loan-to-value, payment-to-income, and contract term length Processes are established for verification of income, employment and residency if appropriate Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing quality guidelines Quarterly risk management portfolio performance analysis is performed PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance ORIGINATION STRATEGY

OPERATE / COLLECT EFFICIENTLY Operate / Collect Efficiently servicing Strategy Ford Credit has a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Customer satisfaction is critical SERVICE

Account Status Changes Call Results / Campaign Statistics Two-way Feedback Loop Behavioral Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call AUTO-DIALER Servicing STRATEGY Receivables System Behavioral Scoring Model Early Stage Late Stage Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Auto-Dialer

Ford Credit’s proprietary behavioral scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data* Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Ford Credit’s behavioral scoring models differ based on contract characteristics and performance Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used Scoring model categories include: Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) behavioral SCORING MODELS Servicing STRATEGY * Updated credit bureau data is obtained for U.S. accounts only

Behavioral scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly monitors the behavioral scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Behavioral scoring model performance review Global Scorecard Cycle Plan Committee review Behavioral scoring models are redeveloped as predictive measures change or as new data attributes become available Launch dates for behavioral scoring models (U.S.): Consumer: September 2013 Commercial: February 2016 BEHAVIORal Scoring models DEVELOPMENT AND MAINTENANCE Servicing STRATEGY

Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation, based on proprietary behavioral scoring models Segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time RISK SEGMENTATION Servicing STRATEGY HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE-STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER

Lease residual value is a key element for lease originations, and it is the primary component used to calculate the base lease payment Lease residual value is the estimated fair market value of a vehicle at the end of the lease term Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including: MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends Ford Credit’s internal review process considers: Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG) Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage / kilometerage allowances LEASE RESIDUAL VALUE MODEL Leasing

Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle to: Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Vehicles returned at lease-end are sold through: Accelerate, an online upstream remarketing application Ford-sponsored physical auctions VEHICLE REMARKETING Leasing Upstream Remarketing Vehicle remains at dealer location (grounding dealer) where returned Day 1 Day 2 Day 3 Day 4 Day 5 Day 6 Customer Returns Vehicle Grounding Dealers (Days 1-6) Non-Grounding Ford / Lincoln Dealers – Same Brand only - “CPO Exclusive” (Days 3-6) Non-Grounding Ford / Lincoln Dealers - any Ford / Lincoln Dealers (Days 4-6) Open to all registered Dealers (Days 5-6) Auction

By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses From July 2014 through December 2015, the average of vehicle disposals sold through upstream remarketing was 33% Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application: Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles, condition, any excess wear and use, and option packages In January 2013, Ford introduced a program to incentivize U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program Upstream Remarketing Leasing

Ford Credit’s Vehicle Liquidations Team works with Ford’s Vehicle Remarketing Department to manage the disposal of repossessed vehicles and terminated lease vehicles Vehicle Liquidations Team Reviews lease termination vehicle condition report to: Confirm that amounts collected by the dealer from the customer for excess mileage and wear and use charges are correctly applied to the customer’s account Invoice the customer for excess mileage and wear and use charges that the dealer did not collect from the customer Reviews repossessed vehicle condition report for damage covered by the customer’s insurance Arranges for vehicles to be transported to auction Monitors vehicle inventory level to minimize inventory carrying cost and maximize net sales proceeds Transfers charged-off uncollected balance to the National recovery Center (NRC) Ford’s Vehicle Remarketing Department assigns vehicles to auctions and manages the final sale of all repossessed and terminated lease vehicles Average days in inventory (U.S.) for: Lease repossessions: 30 to 40 Lease terminations: 25 to 35 VEHICLE LIQUIDATIONS Leasing Source: FCALT 2016-A